Exhibit 99.1

Genius Brands International, Inc. Announces Capital Raise of $1 Million

SAN DIEGO, June 27, 2012 – Genius Brands International, Inc. (OTCQB:GNUS), developer and marketer of entertainment products including the award-winning Baby Genius® line of music and education-based products and characters, today announced that it has completed the sale of $1 million in 16% Senior Secured Convertible Debentures, in a private placement transaction, pursuant to the terms of a securities purchase agreement with Hillair Capital Investments L.P., The Debentures are due on June 27, 2014 and are convertible into shares of the Company's common stock at an initial conversion price of $0.21 per share. In addition, the Company also issued a warrant to Hillair Capital Investments L.P to purchase 5,000,000 shares of its common stock. The warrants have an exercise price of $0.33 per share and are exercisable for a term of five years. National Securities Corporation acted as placement agent for the offering.

Mr. Moeller commented on the Company’s achievement stating, “The success and value of our Company is exhibited by the major companies that have chosen to do business with us. We were selected by Wendy’s (NASDAQ:WEN), the second largest hamburger chain in the U.S., to have Baby Genius® books offered in over 6,500 stores nationally in their under 3 Kids Meals. Our recent campaigns with Groupon (NASDAQ:GRPN) have resulted in increased brand awareness by generating over 30,000,000 impressions resulting in sales of hundreds of thousands of CDs and DVDs. Based on their success with Baby Genius®, Groupon recently added a second line, Little Genius® CDs, to their national offerings.”

“The next two years should prove to be pivotal years for our Company as we await the upcoming national launch of a full line of toys, based on our Baby Genius® brand, launched through a multi-year licensing deal with JAKKS Pacific (NASDAQ: JAKK), one of the most successful licensees of children’s brands in the world. Also, as announced, we plan to continue to pursue growth in digital markets. We have seen traction with our content on iTunes® and have experienced over 8,000,000 views on our YouTube channel. The market for children’s digital entertainment and learning products represents a significant and growing market for Genius Brands International. This fund raise provides additional capital and resources to accelerate our growth.”

Further details of the offering will be available in the Company's Form 8-K to be filed with the SEC by the Company and all of the transaction documents will be attached to the Form 8-K.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

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About Genius Brands

Genius Brands International, Inc. is the developer and marketer of entertainment products including the award winning Baby Genius® line of music and education-based products and characters. The Company is developing and marketing a growing line of Genius branded products that entertain and educate the whole family. Baby Genius® awards include: Mom's Choice Award, The National Parenting Center Seal of Approval, The Toy Insider Best Toddler Toys, Dr. Toy 100 Best Children's Products, NAPPA Honors Award, iParenting Excellent Product Award, Creative Child Preferred Choice Award, Latino DVD Awards, iParenting Media Award, Film Advisory Board Award of Excellence, Kids First! Quality Children's Media Endorsement, Parents Magazine 2002 "Video of the Year," and Best "Under 3" QSR Program 2004/2005 from Restaurant Magazine. Baby Genius® products are available at most major retailers and have international exposure in over 40 countries. For brand information please visit www.babygenius.com. For Company information please visit http://ir.stockpr.com/babygenius/overview.

Forward-looking statements

This release contains forward-looking statements made by or on behalf of Genius Brands International Inc. All statements that address operating performance that the Company expects will occur in the future, including statements relating to operating results for fiscal 2012 and beyond, revenue growth, future profitability or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on management's current views and we cannot assure that anticipated results will be achieved. These statements are subject to numerous risks and uncertainties, including, among other things, uncertainties relating to the Company's success in judging consumer preferences, financing the Company's operations, entering into strategic partnerships, engaging management, seasonal and period-to-period fluctuations in sales, failure to increase market share or sales, inability to service outstanding debt obligations, dependence on a limited number of customers, increased production costs or delays in production of new products, intense competition within the industry, inability to protect intellectual property in the international market for our products, changes in market condition and other risks and uncertainties indicated from time to time in our filings with the U.S. Securities and Exchange Commission (SEC) available via the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements and are encouraged to consider the risk factors that could affect actual results. The Company disclaims any intent to update forward-looking statements.

Investor Relations Contact:	Media Contact:
Mr. Andrew Haag	John Russel
Managing Partner	RUSSEL Public Relations
IRTH Communications, LLC	Tel: +1-818-561-5072
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